Exhibit 99.2
INVESTOR CONFERENCE CALL SCRIPT – JULY 29, 2009

INVESTOR CONFERENCE CALL - July 29, 2009

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2009 fourth quarter and year end investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2009 fourth quarter and year end investor conference call. The agenda for today’s call will include a discussion of our fourth quarter and year end financial results and our fiscal year 2010 financial expectations. In addition, I will discuss market conditions and conclude with a review of our strategic development.
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Generally speaking, we are pleased with the ability that WPCS has displayed in growing revenue, remaining profitable and maintaining a healthy balance sheet in this current economic environment.  Our strategy of targeting markets that are somewhat resilient against adverse economic conditions, controlling our cost structure and maintaining a strong working capital position is working and it is allowing the company to take advantage of new opportunities within the public services, healthcare, energy and international markets.

During our fiscal fourth quarter ended April 30, 2009, WPCS reported net income of approximately $293,000 or earnings of $0.04 per diluted share compared to net income of $921,000 or earnings of $0.13 per diluted share during the same period last year.

Revenue during the fourth quarter of 2009 was approximately $24.7 million compared to $26.7 million during last year’s fourth quarter. WPCS has modified its segment reporting to more accurately represent the services we provide. For the fourth quarter, the revenue segmentation was approximately 34% wireless communication, 12% specialty construction and 54% electrical power. WPCS segments its revenue by services offered and not markets served because our core engineering skills can be applied to many markets. Therefore, revenue segmentation is more accurately reflected by services offered, not markets served.

Consolidated gross margin during the fourth quarter was approximately 26% compared to 28% during the same period last year while our SG&A expense as a percent of revenue was approximately 21% compared to 19% last year, however, actual SG&A expenses decreased 11% in the fourth quarter from the third quarter.

During  fiscal year 2009 ended April 30, 2009, WPCS reported net income of approximately $1.7 million or earnings of $0.23 per diluted share compared to net income of $4.1 million or earnings of $0.52 per diluted share during fiscal year 2008 ended April 30, 2008.

Revenue during fiscal year 2009 was approximately $107 million compared to $101 million last year. For fiscal year 2009, the revenue segmentation was 32% wireless communication, 15% specialty construction and 53% electrical power.

Consolidated gross margin during fiscal year 2009 was approximately 27% compared to 28% during fiscal year 2008 while our SG&A expense as a percent of revenue for the year was approximately 22% compared to 19% last year.

Turning to our balance sheet, WPCS continues to maintain a strong balance sheet and liquidity position evidenced by its approximate $6.4 million in cash, $21 million in working capital, $5.6 million of credit line borrowings and $5 million of positive operating cash flow provided during fiscal 2009.

Our credit line borrowing to working capital ratio remains favorably low at 27%. We view this ratio as an important indicator of our financial strength and ability to finance our growth from our operations. Accounts receivable collections remain stable with DSOs averaging 73 days. As of April 30, 2009, WPCS had a backlog of approximately $38 million and a bid list of $169 million.
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While fiscal year 2009 was a challenging year due to the economy, WPCS was able to generate year-over-year revenue growth and respectable profitability. Despite these accomplishments, the management team was not completely satisfied with these results and believes that the steps taken during the past year has positioned the company to benefit in the near future.

Specifically, WPCS decided in the middle of FY2009 to retain most of its project managers as it was anticipated that the government would enact the fiscal stimulus package for infrastructure.

Our company did not want to be resource deficient from a project management perspective if bid solicitations were to increase. Although it cost WPCS some earnings in carrying extra technical resources through lower revenue producing quarters, it has positioned us well in responding to the increase in current bid activity. The company has also worked diligently throughout the past fiscal year to cut expenses in other areas and focus on markets that displayed resiliency against adverse economic conditions.

In addition, WPCS initiated a branding strategy to establish all subsidiaries under the WPCS name. Now the company can focus further on consolidating vendors to reduce cost of sales and SG&A expenses. In addition, we have launched a global accounts program that is focused on increasing our revenue producing opportunities through the development of existing key account relationships. We believe that all these factors have placed us in a good earnings producing situation for the next few years

In regards to the dynamics in the market that affected our results, the primary obstacle to earnings growth in fiscal year 2009 was the weaker than expected revenue production in public services. State and local governments have been negatively impacted by the economic downturn. Tax revenues have been impaired and it has caused communication infrastructure projects to be postponed. In addition, of the projects that were available to bid, the competition increased and caused a slight deterioration of gross margin.

However, there is good news. Of the $800 billion of fiscal stimulus legislated in February 2009, $30 billion is specifically targeted for state and local government communication infrastructure projects. This will give WPCS an opportunity to increase earnings for fiscal year 2010 and improve gross margins as demand for infrastructure services should exceed supply. The 24% increase in bid solicitations from January 31, 2009 to April 30, 2009 is an indication that the fiscal stimulus package is beginning to have a positive affect. These bids have not yet increased the backlog but we anticipate a growing backlog in the quarters ahead.

The fiscal stimulus has been slow to develop due to the effort it has taken each state to generally identify its projects, organize its staff and apply for the funds. However, this process is well underway and we anticipate bid awards to increase throughout the balance of the year. There is no question that those companies providing infrastructure engineering for public services such as WPCS have the opportunity to prosper over the next several years. The need for improving voice, data and video communication systems for police, fire, emergency services, schools, transportation and public utilities has not diminished. The only issue has been funding which is now available through the fiscal stimulus package.

Looking at the U.S. economy in general, WPCS still sees a deleveraging consumer, a flat housing market and tight credit which have continued to produce lower consumption and high unemployment. The majority of S&P 500 companies have lowered their earnings expectations for the year. However, there is some optimism that the money injected into our banking system is beginning to find its way to consumers and businesses. There is an expectation that a positive GDP quarter is on the horizon. Due to limited job creation and limited production, WPCS is not expecting a full U.S. economic recovery for at least one year.

However, we believe that the markets we serve are displaying some resiliency against these economic conditions and should give us the opportunity to grow earnings. It is our opinion that when the U.S. economy does recover, we will be in that much better of a position to accelerate growth.

In China, we are seeing an increase in infrastructure spending being fueled by the country’s aggressive fiscal stimulus package legislated in December 2008.  We are operating profitably and we are reviewing ways to increase our presence in China so that we can take advantage of the growing infrastructure opportunities.

Australia has continued to generate profitable revenue for WPCS. The country is benefitting from favorable raw material exports to China and India and they continue to invest in their communications and transportation infrastructure. Again, WPCS is looking to expand its presence in Australia to take advantage of the more favorable economic climate.

I would like to reiterate that WPCS is in a position to grow earnings despite these economic times. The reason for this revolves around the markets we serve. We discussed the opportunities in public services and with the certainty of federal funding, we are confident that this sector will continue to provide earnings potential for WPCS in the years ahead.

In healthcare, we continue to bid healthcare infrastructure projects as the aging population and the need for healthcare reform are the driving factors. Hospitals are focused on improving the communication of patient records, nurse call, asset management and overall security. These are all labor reducing measures that will generate cost savings.

In the energy sector, companies that provide energy are continuing to focus on delivering basic energy in a more efficient and cost effective manner. This includes improving their existing infrastructure to better manage voice, data and video communications. In addition, there is a push for alternative energy solutions and WPCS continues to receive project awards for solar and wind energy projects.

Looking at our backlog and bid activity at the end of our fourth quarter, as discussed, our backlog stood at approximately $38 million and our bids stood at $169 million. Although the backlog did not grow quarter over quarter, the bid activity at the end of the fourth quarter increased 24% over the third quarter figure indicating that the fiscal stimulus is beginning to establish some momentum.

This new bid activity should translate into an increase of backlog in the quarters ahead. Looking at the composition of the backlog, approximately 59% is comprised of public services projects, 24% in healthcare projects, 8% in energy projects and 9% in corporate enterprise projects. In regards to bids, 61% are for public services projects, 17% for healthcare projects, 12% for energy projects and 10% for corporate enterprise projects.

For fiscal year 2010 ending April 30, 2010, WPCS provided guidance that includes a projection of $112 million in revenue, $2.2 million to $2.4 million in net income and $0.31 to $0.34 in fully diluted earnings per share. We are reaffirming our guidance expectation and we are confident in achieving these estimates.
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Lastly, in regards to our strategic development, WPCS continues to implement strategic initiatives that strengthen our company for the future. At the present time, our focus is on organic growth through customer and market development, however, we continue to look for strategic acquisitions that enhance our engineering capability, expand our customer base and broaden our geographic coverage.
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In conclusion, the WPCS management team is encouraged that fiscal year 2010 will be a year of opportunity and improved earnings. We also believe that fiscal year 2010 will be a foundation for earnings growth in the years ahead as we continue to establish WPCS as the premier design-build engineering firm for communications infrastructure on a global scale. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and you can be removed from the queue by pressing the number sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2009 third quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and using 80444 # as the pass code.

This will conclude the call.